Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
January 22, 2008

VISTA INTERNATIONAL TECHNOLOGIES, INC. GIVES UPDATE ON RECENT TRADE MISSION

DENVER, CO - January 22, 2008 - (PRNEWSWIRE) - Vista International Technologies, Inc. (VVIT) is pleased to present an update to its investors on the recent 2nd U.S. Department of Commerce Renewable Energy Trade Mission to China and India, held January 8-17, 2008. Vista International, Inc was one of 2 returning companies from the first trade mission held in April 2007. Vista also returned as the only representative of the Renewable Energy and Distributed Generation Task Force of the Asia Pacific Partnership on Clean Development and Climate (APP). Consequently, meetings with Vista and VVIT personnel were much sought after. Over 30 separate corporate and government entities requested formal meetings with Vista and VVIT personnel, and 15 more sessions were arranged through introductions and referrals at the conferences themselves. VVIT advanced discussions and projects that were already in the pipeline, and forged new alliances which should yield additional project opportunities in the coming months.
There were several highlights from the meetings in China. Several international engineering firms met with Vista and VVIT personnel and expressed interest in a partnership to build out the necessary plants and infrastructures for VVIT’s Thermal Gasifier technology. In addition, a number of global financial firms contacted Vista and VVIT to discuss ways in which their firms could provide project financing for the companies’ upcoming projects.
The companies also made significant progress toward new business as they began discussions with representatives from some of China’s largest population centers and industrial areas. The Chinese officials requested further talks in the 1st quarter of 2008 to understand how VVIT’s gasification technology can help China move toward renewable energy solutions and away from incineration to handle municipal solid waste. The companies’ representatives also met with a US-based Fortune 500 company interested in investigating the use of VVIT’s gasification technology to help reduce their operating costs.
The meetings held in India were also fruitful, as Vista and VVIT established some key contacts with businesses and municipalities in need of both companies’ technologies. The companies met with managers of some of the country’s largest engineering and waste management firms, who expressed interest in bringing VVIT’s technologies to India’s cities. The Thermal Gasifier technology was particularly well received by a number of government and corporate officials in attendance, as many of India’s major cities struggle with municipal waste collection and disposal issues, as well as significant pollution from fossil fuel use. Discussions began regarding a number of projects for India’s major population centers.

This release is meant to give a general overview of the successes of the trade mission. VVIT will be providing updates with more specific information in future releases as management continues toward its goal of “reducing the carbon footprint, one step at a time”.

Statements in this press release other than historical facts are "forward-looking" statements within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. Future operating results of the Company are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements. Readers are advised to review the “forward-looking statements” included in our reports which are filed with the Securities and Exchange Commission.

Contact info:

Barry Kemble, CEO
Timothy Peach, CFO
Vista International Technologies Inc.
8001 InterPort Blvd. Suite 260
Englewood, CO 80112
Phone: 303-690-8300
www.viti.us.com